EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 8, 2003

Omaha, NE (BRK.A; BRK.B) – Revenues and earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and six months ended June 30, 2003 and 2002 are summarized below. Earnings are stated on an after-tax basis (dollar amounts are in millions, except per share amounts).

	Second Quarter		First Half

	2003	2002	2003	2002

Revenues:	$14,396	$10,030	$25,772	$19,536

Earnings:
Insurance-underwriting	$260	$(12)	$446	$1
Insurance-investment income	571	489	1,163	978
Non-insurance businesses	515	526	984	871
Interest expense and other	(22)	(1)	(65)	(32)

Earnings before realized investment gains	1,324	1,002	2,528	1,818
Realized investment gains	905	43	1,431	143

Net earnings	$2,229	$1,045	$3,959	$1,961

Average Class A equivalent shares outstanding	1,535,095	1,533,728	1,534,950	1,532,352
Net earnings per share	$1,452	$681	$2,579	$1,280

Four factors should be considered in evaluating these figures.

1.	Revenues in the second quarter grew abnormally because of significant realized investment gains (see points 2 and 3) and because of the acquisition of McLane Company, one of the nation’s largest wholesale distributors of grocery and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants, theaters and others. McLane has annual revenues of about $22 billion but operates in a very low margin business with pre-tax profits averaging about 1% of revenues. McLane was acquired on May 23 and though only about one month of McLane’s operations were included in the second quarter, revenues increased by approximately $1.7 billion due to this acquisition. During the next two quarters, the McLane acquisition will add more than $5 billion to revenues in each period. This will have the effect of increasing the annual revenues of Berkshire by about 50%, an increase far out of proportion to the change in enterprise value produced by the McLane acquisition.

2.	Approximately $600 million of the second quarter after-tax realized investment gains and $945 million for the first half arose from sales of U.S. Government securities (see highlights of second quarter and first half results which follow).

3.	The amount of realized investment gains in any period is meaningless for analytical purposes. Shareholders and others should focus their attention on earnings before realized investment gains.

4.	There were no major insured catastrophes during the first half of 2003 and Berkshire’s underwriting results benefited from this benign environment.

Even after allowance for the modifying factors listed above, earnings for the second quarter and first half of 2003 were more than satisfactory. Some highlights:

1.	Float grew by $1.9 billion during the first half, reaching $43.1 billion on June 30. Berkshire gets the earnings from these funds, though they don’t belong to the Company.

2.	The “cost” of this float was far less than zero. Berkshire had a pre-tax underwriting profit of $395 million for the second quarter and $685 million for the first half. All of our insurance operations are performing very well.

3.	GEICO’s premium volume increased by 16.3% for the second quarter and 16.7% for the first half. This trend continues in the third quarter.

4.	Cash equivalents increased from $10.3 billion to $24.4 billion during the first half. These figures exclude cash held in Berkshire’s finance and financial products operations. About $9.1 billion came from the sale of virtually all of the long-term U.S. Government securities held in Berkshire’s actively managed, fixed-income portfolio.

Coincident with the issuance of this press release, we are posting our second quarter interim shareholders’ report on the Internet where it can be accessed via berkshirehathaway.com. There’s much additional detail in this report and we urge all shareholders and the press to read it.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis.

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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